Exhibit 5.1

Our ref	MUL/730679-000001/54007302v4

Estre Ambiental, Inc.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

23 February 2018

Dear Sirs

Estre Ambiental, Inc.

We have acted as counsel as to Cayman Islands law to Estre Ambiental, Inc. (the “Company”) in connection with the registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) relating to, among other things, 39,100,802 ordinary shares of the Company of par value US$0.0001 each of which (a) 24,501,399 ordinary shares (the “Warrant Shares”) are issuable upon the exercise of warrants issued by the Company (the “Warrants”); (b) 14,401,962 ordinary shares (the “Selling Shareholder Shares”) have been issued to, and which may be offered by, the selling shareholders identified in the Registration Statement (together, the “Selling Shareholders”); and (c) 197,441 ordinary shares (also “Selling Shareholder Shares” and, together with the Warrant Shares, the “Ordinary Shares”) have been issued to, and which may be offered by, the selling shareholder identified in the Registration Statement, (also a “Selling Shareholder”). This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
The certificate of incorporation dated 11 September 2017, the certificate of incorporation on change of name dated 22 December 2017 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 21 December 2017.

1.2	The corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated (the “Certificate of Good Standing”).

1.4	A copy of the register of members of the Company dated 23 February 2018 (the “Register of Members”).

1.5	The Registration Statement.

1.6
The Assignment, Assumption and Amendment Agreement dated as of 21 December 2017 in respect of the Warrant Agreement dated 21 September 2015 between, among others, the Company, and Continental Stock Transfer & Trust Company and the warrant certificate constituting the Warrants (the “Warrant Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	No invitation has been or will be made to the public in the Cayman Islands to purchase the Ordinary Shares.

2.3	The completeness and accuracy of the Register of Members.

2.4
No monies paid to or for the account of any party under the Registration Statement or the Warrant Documents or any property received or disposed of by any party to the Registration Statement or the Warrant Documents in each case in connection with the Registration Statement or the Warrant Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (2017 Revision) and the Terrorism Law (2017 Revision), respectively).

2.5
There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the State of New York or the Federative Republic of Brazil.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2
Based solely of our inspection of the Register of Members, the Selling Shareholders have valid title to their respective Selling Shareholder Shares and such Selling Shareholder Shares have been duly authorised, legally issued and are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

3.3
The Warrant Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Warrant Shares upon the exercise of the Warrants in accordance with the Warrant Documents) will be authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Warrant Shares upon the exercise of the Warrants in accordance with the Warrant Documents), such Warrant Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1
To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2
Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3
In this opinion letter, the phrase “non-assessable” means, with respect to the Ordinary Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings: (i) “Legal Matters”; (ii) “Risk Factors—Risks Related to Our Ordinary Shares—We are a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law”; and (iii) “Additional Information—Enforceability of Civil Liabilities Under U.S. Securities Laws” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder